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                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        AMENDMENT NO. 1, dated as of May 16, 1996, to the Agreement and Plan of Merger, dated January 26, 1996, among Empresas La Moderna, S.A. de C.V., Bionova, S.A. de C.V., Bionova U.S. Inc., Bionova Acquisition, Inc. and DNA Plant Technology Corporation (the "Agreement"). Terms defined in the Agreement shall have their defined meanings herein, unless otherwise defined herein. The undersigned hereby agree that: (i) Bionova U.S. shall deliver to the Company, as soon as practicable, the unaudited consolidated financial statements, as of and for the quarter ended March 31, 1996, of the entities that will constitute the Bionova Group as of the Closing (the "Quarterly Financial Statements"); (ii) the date of such delivery of the Quarterly Financial Statements shall be deemed to be a Schedule Delivery Date for the purposes of the Agreement, including Section 11.1(e) thereof; (iii) notwithstanding the delivery by Bionova U.S. to the Company on May 3, 1996 of the consolidated financial statements, as of and for the year ended December 31, 1995, of the entities that will constitute the Bionova Group as of the Closing (the "Annual Financial Statements" and, together with the Quarterly Financial Statements, the "Financial Statements"), the Schedule Delivery Date of the Annual Financial Statements shall be deemed to be the date of delivery of the Quarterly Financial Statements for the purposes of the Agreement, including Section 11.1(e) thereof; (iv) the Company shall have until seven days after the delivery date of the Quarterly Financial Statements, to determine whether or not to terminate the Agreement pursuant to Section 11.1(e) of the Agreement as a result of the delivery of the Financial Statements; and (v) notwithstanding Section 11.3(c)(1) of the Agreement, if the Company terminates the Agreement pursuant to Section 11.1(e) thereof as a result of the delivery of the Financial Statements, the Company shall not be entitled to any reimbursement of expenses under Section 11.3(c)(1) of the Agreement. Except to the extent amended hereby, the Agreement shall remain in full force and effect and nothing herein shall affect, or be deemed to be a waiver of, the other terms and provisions of the Agreement, including without limitation the other termination provisions thereof.

        IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to the Agreement to be executed as of the date set forth above.


EMPRESAS LA MODERNA, S.A. de C.V.               DNA PLANT TECHNOLOGY CORPORATION

By  /s/ Carlos Herrera                          By  /s/ Willem Spiegel
  -------------------------------                 ------------------------------
    Name:  Carlos Herrera                           Name:  Willem Spiegel
    Title: Director                                 Title: CFO


BIONOVA S.A. de C.V.       BIONOVA ACQUISITION, INC.   BIONOVA U.S. INC.

By  /s/ Carlos Herrera     By  /s/ Carlos Herrera      By  /s/ Carlos Herrera
  -----------------------     ------------------------   ---------------------
  Name:  Carlos Herrera       Name:  Carlos Herrera      Name:  Carlos Herrera
  Title: Director General     Title: Chairman of the     Title: Chairman of the
                                     Board and Chief            Board and Chief
                                     Executive Officer          Executive
                                                                Officer